UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 29, 2020

ZEBRA TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Overlook Point, Lincolnshire, Illinois		60069
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: 847-634-6700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Class A Common Stock, par value $.01 per share	ZBRA	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 29, 2020, Zebra Technologies Europe Limited (“ZTEL”) and Zebra Technologies Asia Pacific Pte. Ltd. (“ZTAP”), each as a Seller (and together, ZTAP and ZTEL are the “Sellers”), and Zebra Technologies Corporation (the “Company”) as Centralising Agent, entered into a Master Framework Agreement (the “MFA”) with Ester Finance Titrisation, as Purchaser (the “Purchaser”), Credit Agricole Corporate & Investment Bank, as Program Manager and Arranger, and Credit Agricole Leasing & Factoring, as Program Agent. The MFA establishes a trade receivables sales program (the “Program”) under which the Sellers will sell and assign certain receivables to the Purchaser in accordance with the terms set forth in the MFA and pursuant to an applicable Local Receivables Purchase Agreement entered into by each of ZTEL and ZTAP (each a “Purchase Agreement”). As a condition to the MFA, the Company is required to execute a Parent Undertaking guaranteeing each Seller’s performance obligations under the MFA and the applicable Purchase Agreement.

The Program provides for revolving purchases up to a Program limit of €150 million based on the availability of eligible receivables, other customary factors and the satisfaction of certain conditions typical of receivables sale and purchase transactions. The Program has an initial five-year term, unless earlier terminated in accordance with the MFA.
The Purchaser will purchase accounts receivable from each of the Sellers at a discount from face value. The rate used to calculate the discount equals the sum of (1) the Funding Discount Rate calculated as 0.90% plus USD LIBOR, the Bank Bill Swap Rate, GBP LIBOR, or EURIBOR depending on the currency of the receivable, (2) Credit Discount Rate, which is currently 0.60%, and (3) the Servicing Fee Component calculated as 1% multiplied by a ratio, the numerator of which is: (a) a set number of days as set forth in the MFA based on the location of the account debtor and denominated currency of the receivable, divided by (b) 360. The Purchaser may remove account debtors from the pool of eligible account debtors and may accept or reject in its sole discretion the addition of account debtors to the pool of eligible account debtors.
The MFA contains various covenants, limited recourse, default and termination provisions customary in non-recourse receivables purchase agreements. The Company has guaranteed each Seller’s performance of its obligations under the MFA and the applicable Purchase Agreement. If either Seller fails in any manner to perform its obligations under the MFA or the applicable Purchase Agreement, then the Company is required to perform (or cause to be performed) those obligations as required under the MFA and the applicable Purchase Agreement.
The foregoing description of the MFA and the Purchase Agreements do not purport to be complete and is qualified in its entirety by reference to the full text of the MFA and each of the Purchase Agreements described above. A copy of the MFA and Purchase Agreements will be filed as an exhibit in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2020.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In light of the evolving circumstances relating to the coronavirus pandemic, Zebra Technologies Corporation (the “Company”) has taken a proactive step and is effecting temporary salary reductions for the Company’s Executive Officers. For a period of three months, base salary payments will be reduced by 30% for the Company’s Chief Executive Officer and 20% for the other Executive Officers, which include the Company’s Named Executive Officers (as named in the Company’s 2020 Proxy Statement filed on April 2, 2020). Base cash retainer payments for the applicable period for the members of the Company’s Board of Directors will be reduced by 30%.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: April 30, 2020	By:	/s/ Cristen Kogl
Cristen Kogl
SVP, General Counsel